Exhibit 99

FOR:	FOG CUTTER CAPITAL GROUP INC.

CONTACT:	Fog Cutter Capital Group Inc.
	(503) 721-6500	Andrew A. Wiederhorn, Chairman and CEO
	(503) 721-6500	R. Scott Stevenson, Chief Financial Officer

For Immediate Release

FOG CUTTER CAPITAL GROUP INC. REPORTS SECOND QUARTER 2006 OPERATING
RESULTS

PORTLAND, Ore.—August 4, 2006—Fog Cutter Capital Group Inc. (OTC: FCCG) reported a net loss of $1.6 million or $0.20 per share for the quarter ended June 30, 2006.  These results compare to net income of $0.1 million or $0.01 per share for the same period in the prior year.  The Company reported a net loss of $2.8 million or $0.35 per share for the six months ended June 30, 2006, compared to a net loss of $1.5 million for the same period in 2005.

The Company currently conducts its operations in five business segments: (1) restaurant operations through its Fatburger subsidiary; (2) commercial real estate mortgage brokerage operations through its subsidiary, George Elkins Mortgage Banking Company; (3) manufacturing activities conducted through its DAC International subsidiary; (4) real estate and finance operations; and (5) software development and sales conducted through its Centrisoft Corporation subsidiary.  The following summarizes the general activities in the Company’s areas of interest:

Restaurant Operations

Fatburger, “The Last Great Hamburger Stand”®, opened its first restaurant in Los Angeles in 1952.  There are currently 83 Fatburger restaurants located in 12 states and Canada.  The restaurants specialize in fresh, made to order hamburgers and other specialty sandwiches.  French fries, homemade onion rings, hand-scooped ice cream shakes and soft drinks round out the menu.

Fatburger plans to open additional restaurants throughout the United States, Canada and China through a combination of company owned restaurants and franchised locations. Franchisees currently own and operate 54 of the Fatburger locations and the company has agreements for more than 230 new franchise locations in the United States and Canada.  In the six months ended June 30, 2006, Fatburger has added four locations which include three franchise operations and one company-owned restaurant.  In addition, Fatburger purchased two locations from franchisees in the same period.

For the six months ended June 30, 2006, company-owned restaurant sales increased 9.2% to $13.1 million.  This increase was primarily the result of increased same store volume and the addition of three company-owned restaurants.  Same store sales for company-owned restaurants increased 2.5% for the first half of 2006. Royalty revenue from franchise operations increased 37.5% to $1.1 million for the six months ended June 30, 2006.  Same store sales for franchise restaurants increased 5.9% during the period.   System-wide same store sales increased 4.2% for the first half of 2006.

Commercial Real Estate Mortgage Brokerage

Headquartered in Los Angeles, with offices in the southern California market, George Elkins provides brokerage services in the origination of commercial mortgages.  George Elkins specializes in arranging commercial real estate loans for a variety of property types, such as apartments, hotels, small office, and retail centers, with loan amounts of between $1 million and $50 million.

George Elkins facilitated the placement of over $610 million in commercial mortgages during the six months ended June 30, 2006 and $1.1 billion for the entire 2005 fiscal year.  Of the loans brokered in 2006, 61% were funded by conduit lenders, 11% were funded by insurance companies, 15% were funded by banks or thrifts, with the balance funded by bridge lenders and other investors.  The servicing and loan administration department manages a portfolio of $1.0 billion comprised of 447 loans for approximately 20 clients.

Manufacturing Operations

The Company conducts manufacturing activities through DAC International. DAC is a supplier of computer controlled lathes and milling machinery for the production of eyeglass, contact, and intraocular lenses.  In the six months ended June 30, 2006, DAC had sales revenues of $4.8 million and earned $0.9 million in income.

Real Estate and Finance Operations

Real Estate — The Company invests directly and indirectly in real estate, both in the United States and Europe.  During the six months ended June 30, 2006, the Company earned $3.1 million from its real estate operations.  Of this amount, $1.7 million related to the gain on sale of properties, $0.5 million due to increases in the exchange rate of foreign currencies and $0.7 million in earnings from the Bourne End investment.  The Company’s major holdings in real estate as of June 30, 2006 are as follows:

•                  Freestanding Retail Properties — The Company owns or controls 76 freestanding retail buildings throughout the United States, either directly or through leases.  The buildings are approximately 4,500 square feet each and were originally developed during the 1970’s and 1980’s.  The buildings are leased to a variety of tenants including convenience stores, video rental outlets, shoe stores and other small businesses.  During the first quarter of 2006, the Company sold 7 similar properties that had been a part of the portfolio for $3.5 million.

•                  Barcelona Apartments — As of June 30, 2006 the Company owned three apartment buildings through equity participating loans to special purpose Spanish corporations.  The properties consist of 44 residential units and 5 retail shops located in Barcelona, Spain.  The three buildings were acquired subject to below market leases and the Company is working to relocate these tenants in order to enhance the value of the properties.  In July 2006, the Company sold one of these buildings for 2.8 million euro (approximately $3.6 million).

•                  Oregon Commercial Properties — The Company owns one commercial property in Oregon, an 84,000-square-foot warehouse located on 4.5 acres in the city of Eugene.  Another property, a 10.9-acre parcel of undeveloped land located in the Wilsonville, Oregon was sold in May 2006 for $2.6 million in cash.

•                  Bourne End — In December 2000, Fog Cutter organized and led a group of investors, including a subsidiary of Merrill Lynch & Co., Inc., to purchase all of the outstanding capital stock of Bourne End Properties Ltd., a UK-based real estate company. The real estate assets consisted of 1.7 million square feet in fifteen shopping centers. Bourne End has profitably sold all of the properties since the acquisition by Fog Cutter and its partners, with the final property being sold in June 2006.  During the six months ended June 30, 2006, the Company earned $0.7 million from its investment in Bourne End.

Financing — The Company’s financing business addresses two primary markets.  First, the Company helps businesses restructure their balance sheet and resolve their financial issues by providing them with debt or equity capital.  Secondly, the Company assists businesses that need liquidity or want to dispose of non-core assets.  During the six months ended June 30, 2006, the Company recognized a gain on the sale of a loan in the amount of $0.5 million and interest income of $0.2 million.

Software Development and Sales

The Company’s Centrisoft subsidiary develops and sells software that controls and enhances the productivity of enterprise networks and provides first level security against unauthorized applications and users. Centrisoft is currently in the initial stages of marketing its software to potential customers both directly and through re-seller relationships.

Forward Looking Statements

Certain statements contained herein and certain statements contained in future filings by the Company with the SEC may not be based on historical facts and are “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-Looking Statements which are based on various assumptions (some of which are beyond the Company’s control) may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.  Actual results could differ materially from those set forth in Forward-Looking Statements due to a variety of factors, including, but not limited to the following:

•                  economic factors, particularly in the market areas in which the Company operates;

•                  the financial and securities markets and the availability of and costs associated with sources of liquidity;

•                  competitive products and pricing;

•                  the real estate market;

•                  fiscal and monetary policies of the U.S. Government;

•                  changes in prevailing interest rates;

•                  changes in currency exchange rates;

•                  acquisitions and the integration of acquired businesses;

•                  performance of retail/consumer markets, including consumer preferences and concerns about diet;

•                  effective expansion of the Company’s restaurants in new and existing markets;

•                  profitability and success of franchisee restaurants;

•                  availability of quality real estate locations for restaurant expansion;

•                  the market for Centrisoft’s software products;

•                  credit risk management; and

•                  asset/liability management.

Except as may be required by law, the Company does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions which may be made to any Forward-Looking Statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

The accompanying financial information should be read in conjunction with the Company’s Form 10-Q, filed with the Securities and Exchange Commission.

FOG CUTTER CAPITAL GROUP INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
(dollars in thousands, except share data)

	June 30, 2006 (unaudited)	December 31, 2005
Assets
Current Assets:
Cash and cash equivalents	$3,522	$4,071
Accounts receivable	1,646	1,248
Loans to senior executives	1,044	—
Inventories	2,253	1,880
Investments in real estate, held for sale, net	15,965	6,355
Other current assets	1,459	1,678
Total current assets	25,889	15,232

Investments in real estate, net	11,937	23,937
Notes receivable	820	976
Loans to senior executives	—	1,015
Investment in Bourne End	1,600	803
Property, plant and equipment, net	6,391	5,377
Intangible assets, net	5,440	5,586
Goodwill	10,079	9,979
Other assets	2,063	2,414
Total assets	$64,219	$65,319

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued liabilities	$9,090	$9,536
Borrowings and notes payable, current portion	14,021	4,642
Obligations under capital leases, current portion	1,522	1,548
Total current liabilities	24,633	15,726

Borrowings and notes payable	2,296	8,294
Obligations under capital leases	8,995	9,309
Deferred income	4,060	4,330
Deferred income taxes	5,655	5,739
Total liabilities	45,639	43,398

Commitments and contingencies	—	—
Minority interests in consolidated subsidiaries	846	532

Stockholders’ Equity:
Preferred stock, $.0001 par value; 25,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.0001 par value; 200,000,000 shares authorized; 11,757,073 shares issued as of June 30, 2006 and December 31, 2005; 7,957,428 shares outstanding as of June 30, 2006 and December 31, 2005	168,328	168,214
Accumulated deficit	(138,802)	(134,977)
Accumulated other comprehensive income	217	161
Treasury stock, 3,799,645 common shares as of June 30, 2006 and December 31, 2005, at cost	(12,009)	(12,009)
Total stockholders’ equity	17,734	21,389
Total liabilities and stockholders’ equity	$64,219	$65,319

FOG CUTTER CAPITAL GROUP INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(dollars in thousands, except share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue:
Restaurant and manufacturing sales	$8,944	$6,055	$17,877	$12,037
Restaurant franchise and royalty fees	598	501	1,235	1,022
Real estate rental income	983	1,161	2,050	2,163
Loan brokerage and servicing fees	1,895	1,248	3,887	2,878
Total revenue	12,420	8,965	25,049	18,100

Operating costs and expenses:
Restaurant and manufacturing cost of sales	5,133	3,604	10,046	7,063
Real estate operating expense	230	417	672	840
Engineering and development	387	—	797	—
Depreciation and amortization	453	408	861	847
Total operating cost and expenses	6,203	4,429	12,376	8,750

General and administrative expenses:
Compensation and employee benefits	4,615	2,262	8,857	5,029
Professional fees	1,244	724	1,698	1,570
Fees paid to related parties	72	—	232	—
Other	3,819	3,053	7,337	6,001
Total general and administrative expenses	9,750	6,039	18,124	12,600

Non-operating income (expense):
Gain on sale of real estate	1,188	1,176	1,694	1,589
Gain on sale of notes receivable	—	—	496	—
Interest Income	100	656	180	980
Interest expense	(598)	(467)	(1,064)	(889)
Other income (loss)	512	(164)	889	(219)
Total non-operating income	1,202	1,201	2,195	1,461

Loss before provision for income taxes, minority interests, and equity in income of equity investees	(2,331)	(302)	(3,256)	(1,789)

Provision for income taxes	—	—	—	—
Minority interest in earnings	(104)	(47)	(283)	(115)
Equity in income of equity investees	823	441	748	441
Net income (loss)	$(1,612)	$92	$(2,791)	$(1,463)

Basic income (loss) per share	$(0.20)	$0.01	$(0.35)	$(0.18)
Basic weighted average shares outstanding	7,957,428	7,957,428	7,957,428	8,133,780
Diluted net income (loss) per share	$(0.20)	$0.01	$(0.35)	$(0.18)
Diluted weighted average shares outstanding	7,957,428	7,961,915	7,957,428	8,133,780
Dividends declared per share	$—	$0.13	$0.13	$0.26